Exhibit 10.01

September 29, 2025

Forever Young International Limited

Attention: Board of Directors

Re:	Potential Acquisition of Forever Young International Limited.

Dear Ladies and Gentlemen,

This binding letter of intent (“LOI”) will confirm the agreement by and among Starry Sea Acquisition Corp., a Cayman Island corporation (“SSEA” or “SPAC”) and Forever Young International Limited (“Company”) concerning the potential business combination (“Proposed Transaction”). The principal terms of our agreement are set forth below.

We are super-excited about the opportunity to take you to the public markets. You and your team have done an amazing job and we would like to help you scale to the next level with significant growth capital as well as our expertise in these markets.

We consider this a unique partnership opportunity where the SSEA team can help accelerate your team’s plans and bring a transformative business model to the larger marketplace.

1. Binding Agreement and Obligation to Consummate the Proposed Transaction. This LOI constitutes a binding agreement between the parties. Each party agrees to be legally bound by all terms and conditions contained herein. Subject to the satisfaction or waiver of the conditions precedent set forth in the Definitive Agreements (as defined below) and the termination rights specified in Section 9 of this LOI, the parties are legally obligated to consummate the Proposed Transaction. This LOI supersedes all prior or contemporaneous oral or written understandings, negotiations, and agreements between the parties with respect to the subject matter hereof. Except for the provisions set forth in paragraphs 4 (Due Diligence), 5 (Governing Law and Miscellaneous), 6 (Confidentiality), and 7 (Exclusivity), which are binding in all circumstances (“Binding Provisions”), the parties’ obligation to consummate the Proposed Transaction is contingent upon the execution of the Definitive Agreements. However, the failure to execute Definitive Agreements does not relieve any party of its obligations under this LOI unless such failure is a direct result of the exercise of a termination right as set forth in Section 9. Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or its affiliates or any of their respective officers, directors, employees, consultants, contractors, agents and financial and legal advisors (collectively with such affiliates, such party’s “Representatives”) with regard to its participation in the Proposed Transaction. Neither party will have (and each party hereby irrevocably waives) any claims against the other party or any of its Representatives arising out of or relating to the Proposed Transaction other than those, if any, that either such party may in the future have with respect to the Binding Provisions and then only in accordance with the terms thereof, or as a party to the Definitive Agreements (if any) with the other party.

2. Acquisition of All Outstanding Securities. SPAC and the Company desire that SPAC acquires all of the issued and outstanding preferred shares and ordinary shares, as well as all outstanding options to acquire ordinary shares and other equity equivalents, of the Company, via a merger transaction, on the terms to be mutually agreed.

3. Negotiation of Definitive Agreements. SPAC and the Company agree to use their reasonable best efforts to act in good faith to negotiate the definitive agreements embodying the Proposed Transaction as soon as possible (“Definitive Agreements”), with the intent that the execution of such Definitive Agreements as soon as practicable hereafter.

4. Due Diligence. From the date hereof until the termination of this LOI, each party shall provide the other party and its representatives with reasonable access to information for the purpose of conducting a due diligence investigation. The Company agrees to use commercially reasonable efforts to facilitate the SPAC’s due diligence investigation by, among other things, reasonably responding to the due diligence requests of SPAC and/or its legal and financial counsel, provided that such investigation shall not unreasonably interfere with the Company’s business operations. Concurrently, the SPAC agrees to use commercially reasonable efforts to facilitate the Company’s due diligence investigation of the SPAC, including providing access to information regarding the SPAC’s capitalization, trust account, potential redemption scenarios, and any existing or potential liabilities.

5. Governing Law and Miscellaneous.

(a) This LOI and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles. The parties agree that the courts located in New York County, New York shall have exclusive jurisdiction over any such disputes.

(b) Injunctive Relief. The parties agree that a breach of the Binding Provisions (including Confidentiality) may cause irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the parties shall be entitled to seek injunctive relief, without posting a bond, to enforce such provisions, in addition to any other remedies available at law.

(c) Assignment. Neither party may assign any of its rights or obligations under this LOI without the prior written consent of the other party.

(d) Entire Agreement. This LOI constitutes the entire understanding between the parties concerning the subject matter hereof and supersedes all prior discussions, agreements, and understandings, whether written or oral.

(e) Amendments. This LOI may only be amended by a written instrument executed by each of the parties hereto.

(f) Counterparts. This LOI may be executed in counterparts, each of which shall be deemed an original.

(g) Expenses. Each party will initially bear its own expenses. If the Proposed Transaction is consummated, all documented transaction expenses of both the Company and SPAC shall be paid from the proceeds at the closing of the Proposed Transaction (“Closing”). If this LOI is terminated or the Proposed Transaction is abandoned by either party, each party shall bear its own expenses; provided, however, that if one party materially breaches the Binding Provisions of this LOI, it shall reimburse the other party for its documented, out-of-pocket third-party expenses (including legal and accounting fees) incurred in connection with the Proposed Transaction until the date of termination, up to a maximum amount of $100,000.

6. Confidentiality.

(a) Confidentiality Obligation. Each party (“Receiving Party”) agrees to hold all information concerning the other party (“Disclosing Party”) or the Proposed Transaction that is not publicly known (“Confidential Information”) in strict confidence. The Receiving Party shall use the same degree of care to protect the Confidential Information as it uses to protect its own confidential information of a like nature, but in no event less than a reasonable standard of care. Confidential Information may be used solely for the purpose of evaluating and negotiating the Proposed Transaction.

(b) Permitted Disclosures. The Receiving Party may disclose Confidential Information only to its Representatives who need to know such information for the purpose of evaluating the Proposed Transaction and who are bound by confidentiality obligations at least as restrictive as those herein. This shall include disclosures to potential PIPE Investors who agree to be bound by confidentiality. The Receiving Party shall be responsible for any breach of this LOI by its Representatives.

(c) Exceptions. The obligations of confidentiality shall not apply to information that: (i) is or becomes publicly available through no fault of the Receiving Party; (ii) was rightfully in the Receiving Party’s possession without restriction prior to disclosure by the Disclosing Party; (iii) is rightfully obtained by the Receiving Party from a third party without breach of any confidentiality obligation; or (iv) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

(d) Compelled Disclosure. If the Receiving Party is required by law, regulation, or court order to disclose any Confidential Information, it shall provide the Disclosing Party with prompt written notice of such requirement to enable the Disclosing Party to seek a protective order or other remedy. The Receiving Party shall disclose only that portion of the Confidential Information which it is legally compelled to disclose.

(e) Return of Information. Upon the written request of the Disclosing Party, or upon termination of discussions between the parties, the Receiving Party shall promptly return all tangible materials containing Confidential Information or, at the Disclosing Party’s option, destroy such materials and certify their destruction.

(f) Survival. The obligations under this Section 6 shall survive the termination or expiration of this LOI for a period of two (2) years.

7. Exclusivity. SPAC and the Company intend to conduct their respective due diligence on an exclusive basis for sixty (60) days thereafter (“Exclusive Period”). Neither SPAC nor the Company shall, and SPAC and the Company shall not permit any of their respective representatives to, directly or indirectly, (a) solicit, initiate, facilitate or encourage any inquiries that constitute, or that would reasonably be expected to lead to, a Proposed Transaction Proposal (as defined below) from any third-party, (b) engage in, continue or otherwise participate in any discussions or negotiations with any third-party regarding an Proposed Transaction proposal, or furnish to any third-party any non-public information or afford to any third-party access to the businesses, properties, assets or personnel or any of its subsidiaries, in each case for the purpose of encouraging or facilitating a Proposed Transaction Proposal or (c) enter into any agreement with any third-party with respect to a Proposed Transaction Proposal; provided that, as long as the parties hereof are still discussing the Proposed Transaction in good faith, the Exclusive Period shall be automatically extended for one additional 45-day period upon the expiration of the initial 45-day period, unless either party has given prior written notice to the other that it does not wish to extend the Exclusive Period. “Proposed Transaction Proposal” shall, (a) with respect to the Company, mean (i) any acquisition or purchase by any third-party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its subsidiaries or (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries, and (b) with respect to SPAC, means any “Business Combination”, as defined in SPAC’s amended and restated articles of association, dated February 14, 2025.

8. Consideration of the Proposed Transaction. The pre-money equity value ascribed to the Company will be between 750 million USD to 900 million USD. This valuation is subject to confirmatory due diligence by both parties. The consideration will be comprised of rollover equity value to Company shareholders in the form of ordinary shares of the post-closing publicly-listed entity, each valued at $10 per share.

9. Termination. This LOI can be terminated by the mutual written agreement of the parties to terminate this LOI. Except as otherwise set forth in such notice, any termination in accordance with this Section 9 shall be effective upon receipt of such written notice by the non-terminating party (the date of termination being the “Termination Date”). Upon termination of this LOI, this LOI will be deemed null, void and of no further force or effect, and all obligations and liabilities of the parties under this LOI or otherwise related to the Proposed Transaction will terminate, except for the respective continuing obligations of the parties relating to the Binding Provisions, which will survive any termination of this LOI indefinitely (unless a lesser period is expressly contemplated by their terms). The termination of this LOI will not relieve any of the parties of liability for such party’s pre-termination breach of any of the Binding Provisions or any other agreement between the parties.

[signature pages follow]

CONFIDENTIAL

Please execute a copy of this letter of intent to signify your agreement with the foregoing. We look forward to your positive response by September 29, 2025.

Sincerely,

STARRY SEA ACQUISITION CORP.

By:	/s/ Yan Liang
Name:	Yan Liang
Title:	Chief Executive Officer

Agreed to as of September 29, 2025:

Forever Young International Limited

By:	/s/ Dale Li
Name:	Dale Li
Title:	President

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